UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2021

XENON PHARMACEUTICALS INC.

(Exact name of Registrant as Specified in Its Charter)

Canada	001-36687	98-0661854
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200-3650 Gilmore Way Burnaby, British Columbia, Canada		V5G 4W8
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (604) 484-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	XENE	The Nasdaq Stock Market LLC (The Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 13, 2021, Xenon Pharmaceuticals Inc. (the “Company”) and Neurocrine Biosciences, Inc. (“Neurocrine”) entered into an amendment (the “Amendment”) to the License and Collaboration Agreement (the “Collaboration Agreement”) originally entered into on December 2, 2019 pursuant to which the parties revised certain investigational new drug application (“IND”) acceptance criteria relating to Neurocrine’s NBI-921352 product candidate (formerly known as XEN901) (the “Product Candidate”) for the potential treatment of SCN8A-DEE.

Under the terms of the Amendment, a partial IND acceptance (“Partial IND Acceptance”) for the Product Candidate in the SCN8A-DEE indication will be deemed to have occurred upon the authorization of the U.S. Food and Drug Administration (“FDA”) to initiate a Phase 2 randomized, double-blind, placebo-controlled study to evaluate the efficacy, safety, tolerability, and pharmacokinetics of the Product Candidate in subjects with SCN8A-DEE (the “Study”) aged between 12 and 21 years. A full IND acceptance (“Full IND Acceptance”) for the Product Candidate in the SCN8A-DEE indication will be deemed to have occurred upon FDA approval of a protocol amendment to the Study that expands the subject population to include subjects with SCN8A-DEE aged between 2 and 11 years.

If the Product Candidate achieves Full IND Acceptance in SCN8A-DEE or IND or equivalent regulatory authority acceptance in a Major Indication (each of Full IND Acceptance for SCN8A-DEE or IND or equivalent regulatory acceptance in a Major Indication are referred to as an “IND Acceptance”), the Company will be entitled to a milestone cash payment of $11.25 million or $4.5 million, respectively. In addition to such cash payment, the Company will issue and sell either $13.75 million or $5.5 million of its common shares to Neurocrine, depending on whether the IND Acceptance is for SCN8A-DEE or a Major Indication, respectively (the “Milestone Equity Purchase”).  The common shares sold to Neurocrine in the Milestone Equity Purchase will have a price equal to 115% of the Company’s 30-day volume-weighted average price immediately prior to the public announcement of the IND Acceptance. “Major Indication” means an indication that meets or exceeds a specified prevalence threshold, including without limitation, focal seizures.

If the IND Acceptance first occurs for a Major Indication and subsequently Full IND Acceptance for the Product Candidate in SCN8A-DEE occurs, Neurocrine will pay to the Company an additional $6.75 million cash payment and an additional $8.25 million of common shares will be issued and sold to Neurocrine at a price equal to 115% of the Company’s 30-day volume-weighted average price immediately prior to the public announcement of the subsequent IND Acceptance (the “Subsequent Milestone Equity Purchase”).  If the aggregate number of common shares to be sold to Neurocrine pursuant to the terms of the Collaboration Agreement, as amended by the Amendment, would exceed 19.9% of the Company’s common shares outstanding on the date of the Collaboration Agreement, then the number of shares to be purchased shall be reduced such that the percentage cap is not exceeded.

Except as amended by the Amendment, the terms of the Collaboration Agreement remain in full force and effect.  The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Officer Changes

On January 12, 2021, the Company’s Board of Directors (the “Board”) approved the following changes to the Company’s management, which will become effective on the date of the Company’s 2021 Annual Meeting of Shareholders (the “Annual Meeting”).

The Board appointed Mr. Ian Mortimer, the Company’s current President and Chief Financial Officer, as the Company’s new Chief Executive Officer, succeeding Dr. Simon Pimstone in this role. Following the appointment, Mr. Mortimer will retain his current responsibilities as President and principal operating officer of the Company and Dr. Pimstone will begin serving as the Company’s Executive Chair of the Board. The Board further appointed Ms. Sherry Aulin, the Company’s current Vice President, Finance, as the Company’s new Chief Financial Officer.

Mr. Mortimer, 45, has served as the Company’s President and Chief Financial Officer since March 2018. Mr. Mortimer previously served as the Company’s Chief Financial Officer and Chief Operating Officer since March 2015 and as its Chief Financial Officer since October 2013. Prior to joining the Company, Mr. Mortimer served as Executive Vice President and Chief Financial Officer at Tekmira Pharmaceuticals Corporation (now Arbutus Biopharma Corporation), a Nasdaq-listed biotechnology company, from 2007 until October 2013. From 2004 to 2007, Mr. Mortimer was Chief Financial Officer at Inex Pharmaceuticals and held various other positions at Inex Pharmaceuticals from 1997 to 2004. Since November 2017, Mr. Mortimer has served on the Board of Directors and as chair of the audit committee, and since January 2020 has served as chair of the Board of Directors and of the audit committee, for Appili Therapeutics Inc., a publicly-traded biopharmaceutical company focused on developing treatments for infectious diseases. Since July 2020, Mr. Mortimer has served on the Board of Directors and as chair of the audit committee of Perimeter Medical Imaging AI, Inc., a publicly-traded medical device company focused on advanced in-procedural medical imaging tools. Mr. Mortimer has an M.B.A. from Queen’s University, a B.Sc. in Microbiology from the University of British Columbia and is a Chartered Professional Accountant, Certified Management Accountant.

Dr. Pimstone, 53, has served as a member of the Board since November 1996, as the Company’s Chief Executive Officer since January 2003 and as the Company’s President from January 2003 to March 2018. Since 2012, Dr. Pimstone has been a Consultant Physician at the University of British Columbia Hospital, Cardiology Clinic, and since 2014, he has held the position of Clinical Associate Professor at the University of British Columbia, Division of General Internal Medicine. Currently, Dr. Pimstone is an Investigator at the Centre for Heart Lung Innovation (HLI) research centre. Dr. Pimstone currently serves as chair of the board of Eupraxia Pharmaceuticals Inc., TopiRx Pharmaceuticals, and Alpha9 Theranostics Inc., three private specialty pharmaceutical companies, where he has served as a director since 2012, 2019 and 2020, respectively. Dr. Pimstone holds an MBChB from the University of Cape Town, a FRCPC from the University of British Columbia, and a Ph.D. from the University of Amsterdam in cardiovascular genetics. Dr. Pimstone is a former director of Accuro Technologies, Indel Therapeutics Inc., Cyon Therapeutics Inc. and Enject, Inc. Previously, Dr. Pimstone was director and chair of the board of directors of LifeSciences British Columbia, a non-profit industry association that supports the life science community, and a former director of the Providence Healthcare Research Trust, BC Advantage Life Sciences Fund, Centre for Molecular Medicine and Therapeutics, BIOTECanada, and BC Health Research Strategy Advisory Board of the Michael Smith Foundation for Health Research.

Ms. Aulin, 37, has served as the Company’s Vice President, Finance since March 2019, and has led the Company’s finance function since June 2015. From 2011 until 2015, Ms. Aulin provided independent financial consulting and advisory services to various publicly-traded companies including to support the Company through its initial public offering process. From 2004 to 2011, Ms. Aulin was at KPMG LLP, most recently as Senior Manager in the assurance practice, where she provided professional services to publicly-traded companies across various industries including in the life sciences sector. Ms. Aulin holds a BCom from the University of British Columbia and is a Chartered Professional Accountant, Chartered Accountant.

There are no arrangements or understandings between any of Mr. Mortimer, Dr. Pimstone and Ms. Aulin and any other persons pursuant to which any of them were appointed to their new positions. There are no family relationships between any of Mr. Mortimer, Dr. Pimstone and Ms. Aulin and any director or executive officer of the Company, and none of Mr. Mortimer, Dr. Pimstone and Ms. Aulin has any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Employment Agreements

On January 13, 2021, the Company entered into new employment agreements with Mr. Mortimer, Dr. Pimstone and Ms. Aulin. The material terms of these employment agreements, which will become effective on the date of the Annual Meeting, are as follows:

Mr. Mortimer

Mr. Mortimer’s employment agreement will be for an indefinite term. Mr. Mortimer’s annual base salary will be $541,000, and he will be eligible for an annual incentive payment up to 55% of his base salary, subject to achievement of performance metrics. Subject to approval of the Board or its Compensation Committee, Mr. Mortimer will also be granted a one-time option grant to purchase 125,000 common shares of the Company. The U.S. dollar amount of Mr. Mortimer’s semi-monthly pay will be converted to Canadian dollars at the Bank of Canada exchange rate five (5) days prior to each pay date and paid to Mr. Mortimer in Canadian dollars. Additionally, the employment agreement will provide for severance benefits if Mr. Mortimer is terminated without cause or resigns for good reason in connection with a change of control. For details regarding the Company’s obligations to Mr. Mortimer under such circumstances, please see the section captioned “Potential Payments upon a Termination or Change in Control” below.

Dr. Pimstone

Dr. Pimstone’s employment agreement will be for a fixed period (the “Pimstone Term”) beginning on the date of the Annual Meeting and ending on the date of the Company’s 2022 Annual Meeting of Shareholders. Unless previously terminated in accordance with the terms of the employment agreement or extended by mutual written consent, Dr. Pimstone’s employment with the Company will automatically terminate as of the date of the Company’s 2022 Annual Meeting of Shareholders. Dr. Pimstone’s annual base salary will be $525,000, and he will be eligible for an annual incentive payment up to 55% of his base salary, subject to achievement of performance metrics. For 2022, any bonus that Dr. Pimstone may be entitled to will be based on the period he is employed as the Executive Chair in 2022, and any such bonus would be evaluated and paid in the first quarter of 2023. The U.S. dollar amount of Dr. Pimstone’s semi-monthly pay will be converted to Canadian dollars at the Bank of Canada exchange rate five (5) days prior to each pay date and paid to Dr. Pimstone in Canadian dollars. Additionally, the employment agreement will provide for severance benefits if Dr. Pimstone is terminated without cause or resigns for good reason in connection with a change of control. For details regarding the Company’s obligations to Dr. Pimstone under such circumstances, please see the section captioned “Potential Payments upon a Termination or Change in Control” below.

Ms. Aulin

Ms. Aulin’s employment agreement will be for an indefinite term. Ms. Aulin’s annual base salary will be $320,000, and she will be eligible for an annual incentive payment up to 40% of her base salary, subject to achievement of performance metrics. Subject to approval of the Board or its Compensation Committee, Ms. Aulin will also be granted a one-time option grant to purchase 100,000 common shares of the Company. The U.S. dollar amount of Ms. Aulin’s semi-monthly pay will be converted to Canadian dollars at the Bank of Canada exchange rate five (5) days prior to each pay date and paid to Ms. Aulin in Canadian dollars. Additionally, the employment agreement will provide for severance benefits if Ms. Aulin is terminated without cause or resigns for good reason in connection with a change of control. For details regarding the Company’s obligations to Ms. Aulin under such circumstances, please see the section captioned “Potential Payments upon a Termination or Change in Control” below. In connection with the effectiveness of Ms. Aulin’s appointment as Chief Financial Officer, she will enter into the Company’s standard form of indemnification agreement for directors and executive officers.

Potential Payments upon a Termination or Change in Control

Each of the employment agreements described above provides that if the Company terminates the applicable officer’s employment without cause outside of the period beginning three months before a Change of Control (as such term is defined in the officer’s employment agreement) and ending 12 months after the Change of Control (the “change of control period”), the Company will provide a working notice of termination (in which case all terms and conditions of employment including compensation and benefits, subject to the applicable insurer’s terms of coverage), base salary continuance, a lump sum payment of base salary, or an equivalent combination of any of the foregoing, in the amount of 12 months plus one additional month for every one year of consecutive service (up to a combined maximum of 18 months) (the “Payment Period”), with the amount of notice and/or payment in excess of the amount to which the officer is entitled under the British Columbia Employment Standards Act (the “Statutory Notice”) conditional upon the officer signing and returning a full and final release of all claims. If the Company provides the working notice of termination, base salary continuance, and/or lump sum payment of base salary in excess of the Statutory Notice, it will also provide the officer with the following: (i) continued coverage for the officer under the Company’s group benefits insurance until the Payment Period ends or the officer commences full-time employment, subject to the applicable insurer’s terms of coverage (and if the insurer does not continue coverage, payment to the officer of an amount equal to what the monthly premiums for such continued coverage would have cost), (ii) payment to the officer of a pro-rated portion of his or her Average Bonus (as defined below), (iii) payment to the officer of the contributions for retirement savings that the Company would have paid on his or her behalf for the balance of the Payment Period, (iv) in the case of Dr. Pimstone and Mr. Mortimer, continued vesting of stock options granted under the Company’s Amended and Restated Stock Option Plan (the “Stock Option Plan”) during the Payment Period and continued exercisability of such options for up to three months following the end of the Payment Period, and (v) continued vesting of stock options and other deferred compensation granted under the Company’s Amended and Restated 2014 Equity Incentive Plan, as amended (the “Amended and Restated 2014 Equity Incentive Plan”), or any subsequent incentive compensation plan for three months following the date the officer’s employment terminates and continued exercisability of such options and deferred compensation for up to six months following termination of employment. “Average Bonus” means an amount that is (i) the sum of the annual bonus awards (expressed as a percentage of the applicable year’s base salary) that the officer earned in each of the three completed calendar years preceding the date the officer’s employment terminates, divided by (ii) three, and multiplied by (iii) the officer’s base salary at the time his or her employment terminates.

If, during the change of control period, the officer’s employment is terminated without cause or the officer resigns for Good Reason (as such term is defined in the officer’s employment agreement), the Company will, in exchange for and conditional upon receipt of a full and final release of all claims, (i) in the case of Dr. Pimstone and Mr. Mortimer, pay their base salary for 24 months, and in the case of Ms. Aulin, for the Payment Period, (ii) pay the officer 100% of his or her applicable target bonus, (iii) in the case of Dr. Pimstone and Mr. Mortimer, pay their contributions for retirement savings that the Company would have paid on their behalf for the 24-month period after the termination of their employment, and in the case of Ms. Aulin, for the Payment Period, (iv) fully accelerate the vesting of all of the officer’s unvested stock options and other deferred compensation awards, (v) in the case of Dr. Pimstone and Mr. Mortimer, provide for the continued exercisability of the officer’s stock options for (A) 90 days from the end of the Payment Period for such stock options and awards granted under the Stock Option Plan or (B) the longer of the period stipulated in the applicable plan or grant, (vi) provide for the continued exercisability of the officer’s stock options for six months from the termination of the officer’s employment for such stock options and awards granted under the Amended and Restated 2014 Equity Incentive Plan or any subsequent deferred compensation plan, and (vii) in the case of Dr. Pimstone and Mr. Mortimer, arrange for continued coverage under the Company’s group benefits insurance for the 24-month period after the termination of their employment, and in the case of Ms. Aulin, for the Payment Period, or in the case of each officer until such officer commences full-time employment, subject to the applicable insurer’s terms of coverage (and if the insurer does not continue coverage, pay the officer an amount equal to what the monthly premiums for such continued coverage would have cost). Pursuant to the terms of Dr. Pimstone’s employment agreement, the automatic termination of his employment agreement at the end of the Pimstone Term shall not constitute Good Reason, even if such automatic termination occurs within three months prior to a Change of Control or within 12 months after a Change of Control.

The foregoing descriptions of the employment agreements are not complete and are qualified in their entirety by reference to the full text of the employment agreements, copies of which are filed as Exhibits 10.2, 10.3 and 10.4 to this Current Report on Form 8-K and are incorporated herein by reference.

Director Changes

On January 12, 2021, Michael Tarnow, current Chair of the Board, notified the Board that he would not stand for re-election as a director of the Board at the Annual Meeting. Mr. Tarnow’s decision not to stand for re-election was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On January 12, 2021, the Board, pursuant to the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Ms. Dawn Svoronos, a member of the Board since September 2016, as the Board’s lead independent director effective upon Dr. Pimstone’s appointment as Executive Chair of the Board and subject to his re-election as a director at the Annual Meeting. The Board also named Mr. Mortimer as a nominee for election as a director at the Annual Meeting to fill the vacancy that will be created upon the conclusion of Mr. Tarnow’s term at the end of the Annual Meeting.

Further, the Board appointed Patrick Machado to the Audit Committee of the Board on January 12, 2021, as separately disclosed in Amendment No. 1 to the Current Report on Form 8-K filed by the Company on January 14, 2021, following which the Audit Committee is composed of the following members:

•	Frank Holler (Chair)
•	Steven Gannon
•	Patrick Machado
•	Michael Tarnow (until the conclusion of his current term at the end of the Annual Meeting)
Item 8.01	Other Events.

On January 14, 2021, the Company issued a press release announcing the matters described above and providing an update on the Company’s development programs, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1†	Amendment #1, dated January 13, 2021, to the License and Collaboration Agreement, dated December 2, 2019, by and between Xenon Pharmaceuticals Inc. and Neurocrine Biosciences, Inc.
10.2	Employment Agreement, dated January 13, 2021, by and between the Company and Ian Mortimer.
10.3	Employment Agreement, dated January 13, 2021, by and between the Company and Simon Pimstone.
10.4	Employment Agreement, dated January 13, 2021, by and between the Company and Sherry Aulin.
99.1	Press Release issued by Xenon Pharmaceuticals Inc. dated January 14, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
†	Certain portions of this exhibit have been omitted because they are not material and would likely cause competitive harm to the registrant if disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENON PHARMACEUTICALS INC.

Date: January 14, 2021	By:	/s/ Ian Mortimer
Ian Mortimer
President & Chief Financial Officer